Exhibit 99.1

Kips Bay Medical Welcomes New Shareholders and Reports Fourth Quarter and Full Year 2010 Results

Minneapolis, MN, March 31, 2011 (BUSINESS WIRE) —Manny Villafaña, Chairman and Chief Executive Officer of Kips Bay Medical, Inc. (NASDAQ: KIPS) offers a welcome to our new shareholders of Kips Bay Medical, Inc.  The Company completed its initial public offering on February 16, 2011, closing on the sale of 2,062,500 shares and resulting in net proceeds of $13.6 million.

“We wish to welcome our new shareholders,” said Mr. Villafaña.  “We are excited about the completion of this offering which gives us funds to continue our work in the development of our eSVS Mesh® for use in coronary artery bypass grafting, or CABG, surgery.”

Overview

CABG is the most commonly performed cardiac surgery. The American Heart Association estimates that 448,000 surgeries were performed in the United States in 2006. In addition, the Millennium Research Group, an independent market research firm, estimates that there will be 165,000 CABG procedures in Europe per year by 2013.

In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery, which supplies blood to the anterior chest wall, and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries. The effectiveness of the procedure, however, is often limited by the failure rate of saphenous vein grafts. Various studies have shown this failure rate to range from 6% to 20% one year after surgery and up to 60% ten years after surgery. Failure of these grafts, typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to the need for further coronary interventions up to and including additional CABG procedures. We believe the use of our eSVS MESH with saphenous vein grafts in CABG surgery could improve the long-term outcome of CABG procedures, including improved openness, or patency, and improved blood flow through the saphenous vein graft, potentially resulting in a reduced need for costly and often complicated reoperations or revascularization procedures.

The Synergy Between Percutaneous Coronary Intervention with Taxus and Cardiac Surgery, or SYNTAX, study, which was sponsored by Boston Scientific Corporation and published in March 2009, compared CABG and implantation of drug-eluting stents and found that CABG is the more effective long-term treatment for coronary artery disease in patients with the most advanced and complex forms of this disease, achieving the best long-term patient outcomes as measured by survival rate and need for re-intervention 12 months after surgery in this patient group.

Moreover, patients with severe and multi-vessel coronary artery disease often cannot be effectively treated with methods other than CABG.  This conclusion was affirmed in an article published in the American Heart Association journal Circulation in 2009, which indicated that CABG is the recommended method of coronary revascularization for patients with triple vessel disease, which is coronary artery disease in all three of the major blood vessels supplying the heart with blood, and left main disease, which is coronary artery disease in the left anterior descending artery.

We received our CE Mark in May 2010 based on data from a 90 patient multi-center clinical trial conducted at seven international sites. With this trial we were able to demonstrate that CABG surgery using our eSVS MESH was safe when compared to traditional CABG surgery. This study began in

August 2008 and enrollment completed in July 2009.  Some patients in this study have now had the eSVS MESH for over 2 ½ years.

We have submitted our Investigational Device Exemption, or IDE, to the United States Food and Drug Administration, or FDA, in order to gain approval to begin our clinical trial in the US.  The FDA has disapproved our most recent amendment to this IDE.  Follow-up conversations with the FDA have been held to further understand the FDA requirements in order to obtain our IDE approval.  The FDA has recently indicated that they need to review our IDE information with outside experts before they provide further guidance to us.  The IDE approval, if obtained before the end of the third quarter of 2011, would allow us to begin the clinical trial of our eSVS MESH in the United States in 2011.  We currently have 12 major centers in the US who have indicated their interest in conducting this clinical trial for us.

Financial Results

In the fourth quarter of 2010, net sales and gross profit were $116,000 and $80,000, respectively.  Net loss in the fourth quarter of 2010 was $803,000, or $0.06 per diluted share, compared to our net loss of $117,000, or $0.01 per diluted share, in the fourth quarter of 2009.  During the fourth quarter of 2010, we achieved a gross margin of 68.1% and we sold 77 eSVS MESH units, which included sales to two new independent distributors.  Our gross margin improved from 62.6% in the third quarter of 2010, primarily due to our ramp up of production during the fourth quarter to build up our inventory in support of commercial sales. Our net loss for the fourth quarter of 2009 was reduced by an $810,000 non-cash gain recorded for a decrease in the estimated fair value of the investor stock purchase option liability.

For 2010, net sales and gross profit were $223,000 and $146,000, respectively. Net loss in 2010 was $10.9 million, or $0.81 per diluted share, compared to a net loss of $3.3 million, or $0.30 per diluted share, in 2009.  Our net loss in 2010 includes a $5.0 million charge for the first milestone payment relating to the purchase of our core intellectual property due one year after the first commercial sale of the eSVS MESH and a $2.3 million charge recorded for an increase in the estimated fair value of the investor stock purchase option liability. In 2010, we achieved a gross margin of 65.5%.  We commenced sales of our eSVS MESH in June 2010.  During 2010, we sold 142 eSVS MESH units to four independent distributors.

Balance Sheet

Cash and short-term investments totaled $3.8 million as of December 31, 2010, compared to $5.2 million  at the end of the third quarter of 2010 and $3.4 million at the end of 2009.  Total current assets increased from $3.5 million to $5.7 million at the end of 2009 and 2010, respectively.  This increase resulted from an investment in inventory of $606,000 to support commercial sales and $1.2 million in deferred costs related to our initial public offering of our common stock, which was completed in February 2011 and from which we realized net proceeds of $13.6 million.

Our current liabilities increased from $1.2 million to $5.7 million as of December 31, 2009 and 2010, respectively.  This increase resulted from recording a $5.0 million milestone obligation to Medtronic, Inc., due on the one-year anniversary of our first commercial sale of our eSVS MESH, and certain expenses related to our initial public offering that we incurred during 2010 but did not pay until we completed the offering in February 2011.  These increases were partially offset by a $1.0 million reduction in our investor stock purchase option liability.  This option was exercised in February 2010 at which time this liability was reclassified to additional paid-in capital.

Looking Ahead

Our gross margins in the fourth quarter of 2010 benefited from the build-up of inventories to support commercial sales.  At this early stage in the commercialization of our eSVS MESH, our ability to maintain and improve margins will be dependent upon future production levels required to support commercial sales and our clinical trials. Sales, general and administrative expenses will continue to increase as we expand our sales and marketing activities and incur expenses required to comply with public company reporting requirements.  We expect to make significant investments in R&D during 2011 related to commencing our US IDE trial in addition to post-market clinical studies to be conducted in Europe.

“Kips Bay Medical has come a great distance in its short three and a half year history,” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer. “We have completed a 90 patient multi-national clinical trial which formed the basis for the eSVS MESH receiving the CE Mark, commercially launched the eSVS MESH in select international markets, and as of February 2011, completed an initial public offering of our common stock.  We look forward to continuing our efforts to dramatically improve the success of CABG surgery worldwide.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a development stage medical device company focused on developing, manufacturing and commercializing its eSVS MESH for use in coronary artery bypass grafting surgery.  Additional information about Kips Bay Medical, Inc. can be found at www.kipsbaymedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act.  For example, statements in this press release regarding (i) improving the long-term outcome of CABG surgery; (ii) obtaining IDE approval and beginning enrollment in an IDE trial in 2011; (iii) increases in sales, general and administrative expenses, (iv) significant investments in R&D and (v) post market clinical studies to be conducted in Europe, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; unanticipated delays in enrolling medical centers and patients for clinical trials; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our prospectus filed on February 11, 2011.  We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.  The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.
Manny Villafaña, Chairman and Chief Executive Officer
Scott Kellen, Chief Financial Officer
Phone: +1-763-235-3540
Email:	Manny.Villafana@KipsBayMedical.com
Scott.Kellen@KipsBayMedical.com

KIPS BAY MEDICAL, INC.

Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Net sales	$116	$—	$223	$—
Cost of revenue	36	—	77	—
Gross profit	80	—	146	—
Gross margin	68.1%	—%	65.5%	—%

Operating expenses

Selling, general and administrative expenses	368	156	1,326	779
Research and development expenses	603	774	2,521	3,004
Milestone expense	—	—	5,000	—
Total operating expenses	971	930	8,847	3,783

Operating loss	(891)	(930)	(8,701)	(3,783)

Interest income	1	3	12	17
Interest expense	(1)	—	(1)	(181)
Realized gain on sale of short-term investments	46	—	46
Change in fair value of investor stock purchase option	—	810	(2,290)	610
Loss before provision for income tax benefit	(845)	(117)	(10,934)	(3,337)
Provision for income tax benefit	42	—	42	—
Net loss	$(803)	$(117)	$(10,892)	$(3,337)
Basic and diluted earnings per share	$(0.06)	$(0.01)	$(0.81)	$(0.30)
Weighted average shares outstanding — basic and diluted	13,581,791	12,295,691	13,431,661	11,069,342

KIPS BAY MEDICAL, INC.

Balance Sheets

	December 31,
	2010	2009
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,548	$2,469
Short-term investments	236	948
Accounts receivable, net	56	—
Inventories	606	—
Prepaid expenses and other current assets	1,260	37
Total current assets	5,706	3,454

Property, plant and equipment, net	466	286
Total assets	$6,172	$3,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$180	$84
Accrued expenses	539	184
Accrued milestone and royalties	5,005	—
Investor stock purchase option liability	—	960
Total current liabilities	5,724	1,228
Total liabilities	5,724	1,228

Shareholders’ equity:
Preferred stock: authorized 10,000,000 shares of $0.01 par value; none issued or outstanding at December 31, 2010 and 2009	—	—
Common stock: authorized 40,000,000 shares of $.01 par value; issued and outstanding 13,581,791 and 12,398,919 at December 31, 2010 and 2009, respectively	136	124
Additional paid-in capital	20,405	11,556
Accumulated other comprehensive income	—	33
Retained earnings	(20,093)	(9,201)
Total shareholders’ equity	448	2,512
Total liabilities and shareholders’ equity	$6,172	$3,740